Exhibit 99.2

BIOCERES CROP SOLUTIONS CORP.

EQUITY COMPENSATION PLAN

The Bioceres Crop Solutions Corp. Equity Compensation Plan (the “Plan”) was approved by the annual shareholders’ meeting, dated October 31, 2019 (the “Effective Date”), to provide long-term incentive compensation to the executive directors of the Board of Directors and certain key management members of Bioceres Crop Solutions Corp. (the “Company”) and its Affiliates who are in a position to influence the performance of the Company, and thereby enhance shareholder value over time.

The Plan provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for executive directors of the Board of Directors and key management members of the Company and its Affiliates.

DEFINITIONS

Administrator: means the Board of Directors of the Company.

Affiliate: means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board of Directors will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

Award: means each of the Bonus in Cash, Bonus in Kind and Performance Bonus as provided in the Plan.

Beneficiary: means each of the Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and Chief Technology Officer (“CTO”) of the Company, and the Chief Operating Officer, Sales Director, Marketing Director and Managing Director of Rizobacter Argentina S.A. (an Affiliate of the Company).

Board of Directors: means the board of directors of the Company.

Company: means Bioceres Crop Solutions Corp.

Exchange Act or Act: means the United States Securities Exchange Act of 1934, as amended.

Grant Date: means the date of the decision of the Board of Directors to grant the Awards.

Period: means each fiscal year, which currently ends on June 30.

Shares: means ordinary shares of a par value of US$0.0001 of the Company.

Plan: means this Equity Compensation Plan.

NUMBER OF SHARES

The total number of Shares initially reserved and available for issuance pursuant to the Plan shall be 1,503,364, subject to adjustments effected to adjust for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split or the payment of a stock dividend (but only on the Shares), any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Shares.

PERFORMANCE MEASURES

Each Period, the Board of Directors will define the financial and operational measures upon approval of the annual budget. The Awards will be granted upon the Company’s meeting such financial and operational measures.

TARGET AWARDS

The Awards shall consist of:

Bonus in Cash is an annual cash incentive Award to each of the Chief Operating Officer, Sales Director, Marketing Director and Managing Director of Rizobacter Argentina S.A. of up to an amount that is five (5) times the Beneficiary’s monthly salary, which can be increased by $30,000 in value if the Beneficiary decides to receive the Award in Shares.

Bonus in Kind is an annual in-kind incentive Award to each of the CEO, CFO and CTO of the Company in Shares to tie a portion of their compensation to financial and operational objectives. The number of Shares that may be awarded to the CEO, CFO and CTO will be for an equivalent of up to $315,000, $165,000, and $100,000, respectively. Each year the Board of Directors will define the objectives upon approval of the annual budget.

Performance Bonus is an in-kind incentive Award to the CEO, CFO, executive directors and rest of the management team of the Company based on the Company’s meeting certain Share price targets in a three-year period. If a 20-day VWAP exceeds $10.5 per Share with a minimum of $30 million of trading volume for the accounted 20-day period, then 100% of the Award would be granted. If the 20-day VWAP is twice the target price, then 200% of the Award may be granted. The CEO will be eligible for up to 200,000 Shares, the CFO for up to 150,000 Shares, and the executive directors for up to 90,000 Shares, and the rest of the management team (as elected by the Board of Directors) for up to 90,000 Shares.

VESTING

Provided that the financial and operational objectives have been achieved for each Period as determined by the Board of Directors: (i) 50% of each of the Bonus in Kind and Bonus in Cash will vest immediately on the day immediately following the approval of the annual financial statements by the shareholders at the Company’s annual general meeting (the “First Vesting”), and (ii) the remaining 50% will vest on June 30 of the following year (the “Second Vesting”). The Performance Bonus shall vest immediately after the underlying market performance is achieved.

DELIVERY OF SECURITIES

At each of the First Vesting, the Second Vesting and the vesting of the Performance Bonus, the Company will transfer to each Beneficiary, as soon as practicable, the number of Shares granted as determined by each Award; provided, however, that if a Beneficiary is no longer with the Company due to death or retirement, and the financial and operational objectives have been achieved as determined by the Board of Directors for the applicable Award, the Shares of the Second Vesting will be delivered at such vesting to the Beneficiary or the Beneficiary’s heirs or legatees, whether by means of a will or pursuant to applicable inheritance laws, as the case maybe.

TERMINATION OF EMPLOYMENT

If a Beneficiary’s employment or office terminates prior to the end of a Period for any reason (whether voluntary or involuntary), the Beneficiary will forfeit all rights to compensation under the Plan for such Period, unless the Administrator determines otherwise.

PLAN ADMINISTRATION

The Plan will be administered by the Administrator. In administering the Plan, the Administrator shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Board is empowered to set pre-established performance targets and measure the results. The Administrator may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Board with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. The Administrator shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Administrator’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

TAXES

Any economic benefit in connection with the Awards may be subject to taxes under applicable law and regulations, including social security and income taxes; each Beneficiary will be solely responsible and liable for any such taxes.

LIABILITY OF THE COMPANY

Neither the Company nor its Affiliates will be liable under any circumstance if, for any reason not attributable to the Company or its Affiliates, a Beneficiary is unable to receive his or her vested Shares.

Under no circumstances shall the Company, its Affiliates, the Administrator or the Board incur liability for any indirect, incidental, consequential, or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Administrator’s or the Board’s roles in connection with the Plan.

MISCELLANEOUS

(i) Amendment and Termination. The Administrator may amend, modify, or terminate the Plan at any time; provided, however, that no amendment, modification or termination of the Plan may reduce an Award that has been granted to a Beneficiary under the Plan prior to the date of such amendment, modification or termination.

(ii) Beneficiary’s Rights. A Beneficiary’s rights and interests under the Plan may not be assigned or transferred. To the extent the Beneficiary acquires a right to receive Shares from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Beneficiary. Designation as a Beneficiary in the Plan for a Period shall not entitle or be deemed to entitle the Beneficiary to be designated as a Beneficiary for any subsequent Periods or to continued employment or office with the Company.

(iii) Insider Trading. All Beneficiaries must, under their sole, full and entire responsibility, comply with any applicable regulations on insider trading and insider dealing, and comply with the prevention mechanisms implemented by the Company.

All persons are required to refrain from buying and selling the shares of a listed company, or from transmitting information with the same intent, when they are in possession of “material nonpublic information”, meaning information not generally disseminated to the public that a reasonable investor would likely consider important in making an investment decision (i.e., to buy, sell, or hold securities). Persons who break this rule may be liable for legal and financial sanctions. This rule applies to Beneficiaries who receive Shares under this Plan.

The Board of Directors wishes to point out to each Beneficiary expressly the regulations in force concerning persons in possession of “material nonpublic information” information.

(iv) Applicable Law and Dispute Resolutions. This Plan shall be governed and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action, proceeding, or claim arising out of or relating in any way to this Plan shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York.

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